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                                                                      EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
International Family Entertainment, Inc.:

     We consent to incorporation by reference in registration statements (Nos. 33-47513 and 33-73690) on Form S-8 of International Family Entertainment, Inc. of our reports dated March 17, 1997, relating to the consolidated balance sheets of International Family Entertainment, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, cash flows, stockholders' equity and related schedule for each of the years in the three-year period ended December 31, 1996, which reports appear in the December 31, 1996 Annual Report on Form 10-K of International Family Entertainment, Inc.

                                          KPMG Peat Marwick LLP

Norfolk, Virginia
March 25, 1997